UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SITO Mobile, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Marcelle S. Balcombe, Esq. Sichenzia Ross Ference Kesner LLP 61 Broadway, 32nd Floor New York, NY 10006 (212) 930-9700	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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SITO Mobile, Ltd., a Delaware corporation (“SITO”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with SITO’s solicitation of consent revocations from its stockholders in response to the solicitation of consents from SITO’s stockholders (the “Consent Solicitation”) by Stephen D. Baksa, Thomas Candelaria. Michael Durden, Itzhak Fisher, Thomas J. Pallack, Matthew Stecker and Thomas Thekkethala (the “Baksa Group”) to, among other things, remove and replace all of the current members of SITO’s Board of Directors (the “SITO Board”) other than Brent D. Rosenthal who previously collaborated with Mr. Baksa on an activist campaign at another public company. On May 2, 2017, SITO filed a definitive consent revocation solicitation statement (the “Consent Revocation Solicitation Statement”) with the SEC in connection with its solicitation of consent revocations.

Letter to SITO Stockholders First Used on May 4, 2017

Attached hereto is a letter dated May 4, 2017 from the SITO Board to SITO’s stockholders that SITO is first making available to its stockholders on May 4, 2017 in which the SITO Board comments on why SITO’s stockholders should not execute any gold consent cards sent to them by the Baksa Group or any of the participants in its Consent Solicitation and should elect against surrendering control of SITO to the Baksa Group by executing and returning to SITO a WHITE consent revocation card. This letter is being filed herewith because it may be deemed to be solicitation material in connection with SITO’s solicitation of consent revocations in response to the Consent Solicitation.

Important Additional Information And Where To Find It

SITO, its directors and certain of its executive officers are deemed to be participants in a solicitation of consent revocations from SITO’s stockholders in connection with the Consent Solicitation. On May 2, 2017, SITO filed the Consent Revocation Statement and accompanying WHITE consent revocation card with the SEC in connection with the Consent Solicitation. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT REVOCATION SOLICITATION STATEMENT AND THE ACCOMPANYING WHITE CONSENT REVOCATION CARD AND OTHER DOCUMENTS FILED BY SITO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain the Consent Revocation Solicitation Statement, any amendments or supplements to the Consent Revocation Solicitation Statement, the accompanying WHITE consent revocation card, and other documents filed by SITO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of SITO’s corporate website at www.sitomobile.com, by writing to SITO’s Corporate Secretary at SITO Mobile, Ltd., The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301, or by calling SITO at (201) 275-0555.

IMPORTANT!

THE FUTURE OF YOUR COMPANY IS AT STAKE!

DO NOT LET THE BAKSA GROUP OR GARY A. SINGER

DISRUPT THE SUBSTANTIAL PROGRESS BEING MADE BY THE SITO BOARD IN

BUILDING A SOLID FOUNDATION FOR GROWTH AND SHAREHOLDER VALUE CREATION

PLEASE DO NOT EXECUTE ANY GOLD CONSENT CARD

May 4, 2017

Dear Fellow Stockholders:

On May 3, 2017, SITO Mobile publicly reported first quarter 2017 revenue growth of 33% compared to Q1 2016. This, combined with strong momentum coming into Q2, begins what we believe will be a record quarter, leading to another excellent year for SITO.

As demonstrated by these strong financial results, SITO’s new management team has been taking decisive action and has made substantial progress in building a sound foundation for growth and shareholder value creation. We are growing our customer base, campaign volume and average campaign dollars. We are also growing in our established vertical markets including retail, automotive and consumer products and expanding in entertainment, tourism and state and local government markets. We believe we are poised to deliver record second quarter results.

OUR POSITIVE PERFORMANCE AND THE SUCCESS

OF OUR STRATEGY ARE NOT GOING UNNOTICED

The positive performance of our stock after the announcement and the optimistic comments we received from independent Wall Street analysts provided what we believe are strong endorsements of the management team and the strategy:1

Cowen & Co.: “…SITO's recent results are encouraging. If the company is able to hit 2Q guidance, it will represent a remarkable comeback and a testament to the strength of the team and product.”(May 4, 2017)

Ladenburg Thalmann & Co. Inc.: “Given the current size of the mobile ad market, SITO's impressive growth in media revenues and the recurring nature of this type of revenue, we continue to believe the current share price is not reflective of the company's future revenue potential… We are encouraged by the recent change in management, believing that the interim CEO is adding a new focus on execution, expense control, and sales development that did not exist under the previous management team.” (May 4, 2017)

Craig-Hallum Capital Group: “We think SITO Mobile’s Location-Based Advertising (LBA) model is just starting to catch advertisers’ interest and, given the superior results produced, will capture a significant amount of the mobile ad spend… …[The Company’s] unique offering is driving increased attention from agencies and brands, leading to significant revenue growth rates.” (May 4, 2017)

We also recently adopted a tax benefits preservation plan to preserve the long-term value of our approximately $40 million of (gross pre-tax) federal net operating loss carryforwards or NOLs that could potentially be utilized in certain circumstances to offset SITO’s future taxable income and reduce its federal income tax liability.

1 SITO has neither sought nor obtained the consent from any third party to use any statements contained in this letter that have been obtained or derived from statements made or published by such third parties. Any such statements should not be viewed as indicating the support of such third parties for the views expressed herein.

PLEASE DO NOT EXECUTE ANY GOLD CONSENT CARD

THE COSTLY AND DISRUPTIVE CONSENT SOLICITATION FOR CONTROL OF SITO BY THE BAKSA GROUP THREATENS OUR PROGRESS AND RISKS DEPRIVING OUR STOCKHOLDERS OF THE OPPORTUNITY TO REALIZE THE LONG-TERM VALUE OF THEIR INVESTMENT IN SITO

Unfortunately, at the same time that SITO is hitting its stride, the Baksa Group (including Stephen D. Baksa, Thomas Candelaria, Matthew Stecker, and Thomas Thekkethala) are waging a needless, costly and disruptive consent solicitation to abruptly take control of the SITO Board of Directors by removing all but one of the members of the SITO Board and replacing them with its nominees, including, Matthew Stecker and Thomas Thekkethala, who currently serve on the Board of Directors of, and occupy senior leadership positions at, Evolving Systems, Inc. (trading on Nasdaq, symbol “EVOL”) (“Evolving Systems”).

THE BAKSA GROUP HAS MANY STRONG TIES TO THE SINGER FAMILY AND EVOLVING SYSTEMS AND WE BELIEVE THEY ARE NOT WORKING INDEPENDENTLY

IN THEIR EFFORTS TO TAKE CONTROL OF YOUR COMPANY

In addition to the Baksa Group’s consent solicitation, Karen Singer who claims to beneficially own approximately 10.2% of the outstanding common stock of SITO and to be SITO’s largest stockholder, has also threatened a needless, and likely costly and disruptive, proxy contest to also abruptly take control of SITO and the SITO Board at SITO’s upcoming 2017 Annual Meeting. Karen Singer also claims to beneficially own approximately 21.2% of the outstanding common stock of Evolving Systems and to be Evolving Systems’ largest stockholder.

We believe that the Baksa Group’s needless and disruptive consent solicitation for control of SITO without paying our stockholders a control premium for their shares, which we believe has been supported by the family of Karen Singer, including her husband Gary A. Singer, is intended to advance an undisclosed and uncertain agenda to benefit not only the Baksa Group, but also Evolving Systems, Karen Singer and her family, including Gary A. Singer (the former subject of an SEC enforcement action2 who, on January 13, 1994, following a jury trial in the U.S. District Court for the Southern District of New York, was convicted of various criminal counts, including fraud, in connection with a "frontrunning" arrangement involving the purchase and sale of high yield bonds) and her son Julian D. Singer, who is a member of the Board of Directors of Evolving Systems.

We believe that the “Karen Singer,” who has threatened activist campaigns with respect to at least nine different publicly-held companies, is actually a façade for Gary A. Singer, who is banned for life by the SEC from serving as an officer or director of a public company. We also believe that Gary A. Singer ultimately controls Evolving Systems through his wife’s stock ownership and wants to place himself in a similar positon of control at SITO. Karen Singer has publicly disclosed that she wants to purchase up to 19.9% of SITO’s outstanding common stock.

SITO believes that the extensive ties between members of the Baksa Group, particularly Baksa Group Nominees and Evolving Systems Board members Matthew Stecker and Thomas Thekkethala, and the family of Karen Singer, including Gary A. Singer (Mr. Stecker has been a director of at least three publicly-held companies with significant Karen Singer family ownership), strongly suggest that they are not operating independently of each other and share the objective of causing a change in control of the SITO Board to further an undisclosed agenda to benefit not only the Baksa Group but also members of the Karen Singer family, including Gary A. Singer, and Evolving Systems.

2 This discussion of the SEC enforcement action against Gary A. Singer is qualified in its entirety by reference to the complete text of the SEC’s March 10, 1997 Litigation Release No. 15278 which can be accessed at the SEC’s website at the following internet address: https://www.sec.gov/litigation/litreleases/lr15278.txt.

PLEASE DO NOT EXECUTE ANY GOLD CONSENT CARD

SITO believes it is less than coincidental that Evolving Systems, which has Karen Singer as its largest stockholder, has three current members of its Board of Directors (Matthew Stecker, Thomas Thekkethala, and Richard Ramlall) as well as a paid consultant to Evolving Systems (Steven G. Singer) seeking to become members of the SITO Board through contested solicitations led by either the Baksa Group or Karen Singer. SITO’s Board of Directors strongly urges stockholders not to entrust their investment in SITO to the Baksa Group or the members thereof, such as Matthew Stecker and Thomas Thekkethala, who have ties to members of the Karen Singer family, including Gary A. Singer.

WE URGE YOU NOT TO LET THE BAKSA GROUP OR GARY A. SINGER DISRUPT THE SUBSTANTIAL PROGRESS OUR MANAGEMENT TEAM HAS MADE IN LAYING A SOLID FOUNDATION FOR GROWTH AND THE CREATION OF STOCKHOLDER VALUE

We believe that the various contested solicitations being waged against SITO risk destabilizing the execution of our ongoing initiatives for creating value for all SITO stockholders, could undo much of the progress your Board and new management team have made in developing and executing on our strategic growth plan and could ultimately result in stockholders being deprived of the opportunity to realize the long-term value of their investment in SITO. Given the transition under way at SITO, we are also concerned that the Baksa Group and its proposed nominees are ill-suited to abruptly take control of your Board and oversee SITO’s strategic direction at such a pivotal and critical time in SITO’s trajectory.

While the Baksa Group and Karen Singer or indirectly, Gary A. Singer, have been abundantly clear that they want control of SITO without paying our stockholders any control premium for their shares, they provide no specific and viable alternative strategic growth plan or any viable and substantive proposals on how they would drive the creation of long-term stockholder value were they to obtain control of your Board. Nor have any of the dissident investor groups provided any substantive and viable ideas for enhancing stockholder value in the short-term. We urge you not to allow them to disrupt the substantial progress SITO and its new management team have demonstrated in laying a solid foundation for growth and the creation of long-term stockholder value.

PROTECT THE VALUE OF YOUR INVESTMENT!

WE URGE YOU TO NOT EXECUTE ANY GOLD CONSENT CARD

This may be the most important vote you have ever made regarding SITO and its future. To protect your investment in SITO, the SITO Board urges you to NOT execute any gold consent card and to DISCARD all materials sent to you by the Baksa Group or any member of the Karen Singer family.

The SITO Board urges you to:

•	Discard the Baksa Group’s solicitation materials;
•	Not sign the Baksa Group’s gold consent card;
•	If you have signed the Baksa Group’s gold consent card, revoke that consent by signing, dating and mailing the enclosed WHITE consent revocation card immediately; and
•	Even if you have not signed the Baksa Group’s gold consent card, show your support for the SITO Board and your fellow stockholders by signing, dating and mailing the enclosed WHITE consent revocation card today.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Betsy J. Bernard

Betsy J. Bernard

Lead Independent Director

PLEASE DO NOT EXECUTE ANY GOLD CONSENT CARD

YOUR VOTE IS IMPORTANT - TIME IS SHORT!

We strongly urge you not to sign or return any gold consent card sent to you.

If you have any questions or need assistance in completing the WHITE revocation card to revoke any gold consent card you may have previously submitted, please contact our solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Cautionary Statement Regarding Certain Forward-Looking Information

This letter contains forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements concerning the following: SITO’s plans and initiatives, campaign volume and average campaign dollars, our expectations for revenue generation in future quarters, our possible or assumed future results of operations; our business strategies; our ability to attract and retain customers; our ability to sell additional products and services to customers; our competitive position; our industry environment; our potential growth opportunities; and risks, disruption, costs and uncertainty caused by or related to the actions of activist stockholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our stockholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, and may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” in our Annual Report on Form 10-K and the reports we file with the SEC. Actual events or results may vary significantly from those implied or projected by the forward-looking statements due to these risk factors. No forward-looking statement is a guarantee of future performance. You should read our Annual Report on Form 10-K and the documents that we reference in our Annual Report on Form 10-K and have filed as exhibits thereto with the Securities and Exchange Commission, or the SEC, with the understanding that our actual future results and circumstances may be materially different from what we expect. Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Important Additional Information and Where To Find It

SITO Mobile, Ltd. (“SITO”), its directors and certain of its executive officers are deemed to be participants in a solicitation of consent revocations from SITO’s stockholders in connection with a pending consent solicitation by a stockholder (the “Consent Solicitation”). On May 2, 2017, SITO filed a definitive consent revocation statement (the “Consent Revocation Statement”) and accompanying WHITE consent revocation card with the SEC in connection with the Consent Solicitation. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT REVOCATION STATEMENT AND THE ACCOMPANYING WHITE CONSENT REVOCATION CARD AND OTHER DOCUMENTS FILED BY SITO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain the Consent Revocation Statement, any amendments or supplements to the Consent Revocation Statement, the accompanying WHITE consent revocation card, and other documents filed by SITO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of SITO’s corporate website at www.sitomobile.com, by writing to SITO’s Corporate Secretary at SITO Mobile, Ltd., The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301, or by calling SITO at (201) 275-0555.

PLEASE DO NOT EXECUTE ANY GOLD CONSENT CARD